Exhibit 10.2

SECOND AMENDMENT TO THE

EXCLUSIVE DISTRIBUTION AGREEMENT

This SECOND AMENDMENT TO THE EXLUSIVE DISTRIBUTION AGREEMENT (“Amendment”) is made and entered as of September 5, 2017 (“Effective Date”), by and between Montagne Jeunesse International Limited (“Supplier”) and Neoteric Cosmetics, Inc. (“Distributor”).

RECITALS

WHEREAS, Supplier and Distributor entered into that certain Exclusive Distribution Agreement with an effective date of September 15, 2014, which was amended on April 1, 2015 (the “Agreement”); and

WHEREAS, Supplier and Distributor hereby mutually desire to amend the Agreement as stated below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Distributor hereby agree to amend the Agreement as of the Effective Date as follows:

1.	The current term of the Agreement is through September 15, 2019, as such term may be further extended pursuant to the Agreement, as amended.
2.	The Branded Products in the list of Products on page 1 of the Agreement shall be deleted and replaced with “Montagne Jeunesse” and “7th Heaven.”

3.	The “Contact Details” for the Supplier on page 1 of the Agreement shall be deleted and replaced with – Contact: Terry Stephens; Email: terry.stephens@montagnejeunesse.com; and Tel: +44 1639 861550.

4.	Section 1.5 shall be amended and restated in its entirety as follows:

Supplier shall not make, seek to be made or procure to be made any Active Sales of the Products, or of any Competing Goods (as defined below) within the Territory. Notwithstanding the foregoing, Supplier: (i) may with the prior written approval of the Distributor actively approach or engage with specific actual or potential customers in the Territory by, for instance, email, direct mail, telephone conversations or visits, which approval by Distributor shall not be unreasonably withheld or delayed; (ii) may with the prior written approval of Distributor actively approach or engage with actual or potential customers in the Territory through advertisement in media or other promotions specifically targeted at any customers in that territory, including, without limitation, through social media or website activities, which approval by Distributor shall not be unreasonably withheld or delayed; (iii) may establish a manufacturing, warehouse or distribution outlet in the Territory; (iv) shall use its commercially reasonable efforts (including, without limitation, use of contractual restrictions to the extent permitted by law) to prohibit any third party from purchasing Products outside the Territory for shipment into the Territory; provided, however, if such sales do occur, Supplier shall use its commercially reasonable efforts to determine the Products shipped into the Territory and the Supplier and Distributor shall mutually agree on a commission payable promptly by Supplier to Distributor based on the sales price received by Supplier for such sales, and (v) may with the prior written approval of Distributor sell private label Competing Goods in the Territory as long as Supplier and

Distributor shall mutually agree on a commission payable promptly by Supplier to Distributor based on the sales price received by Supplier for such sales. “Competing Goods” means only those products in the single or multiple use face masque category as well as similar type products in the single or multiple use hair, nail, foot and spa categories as well as any other products that Supplier and Distributor shall mutually agree in writing from time to time. For purposes of this Section 1.5 only, Competing Goods shall not include Supplier’s Earth Kiss, Renew You or Face Food products (“Excluded Products”); provided, however, that Supplier must offer to Distributor, in a writing describing all material terms of the proposed distribution, the exclusive right to sell Excluded Products in the Territory (the “Offered Terms”), before Supplier may distribute any Excluded Products, directly or indirectly, in the Territory. Distributor shall have 30 days to consider the Offered Terms for the Excluded Products and indicate Distributor’s acceptance or rejection of such terms in writing. If the Offered Terms are not accepted by Distributor, Supplier may distribute Excluded Products, directly or indirectly, pursuant to a written agreement containing the Offered Terms (the “Excluded Products Distribution Agreement”). If there is a proposed change to the financial or business terms of the Excluded Products Distribution Agreement in the future (the “New Terms”), Supplier shall, and the Excluded Products Distribution Agreement shall provide Supplier with the right to, offer to Distributor the exclusive right to sell Excluded Products on the New Terms before any amendment or other change to the Excluded Products Distribution Agreement may be authorized, approved or implemented. Distributor shall, and the Excluded Products Distribution Agreement shall provide Distributor with the right to, have 30 days to consider the New Terms and indicate its acceptance or rejection of the New Terms in writing. If Distributor accepts the New Terms, those products covered by the New Terms may no longer be sold pursuant to the Excluded Products Distribution Agreement and may only be sold by Distributor pursuant to the Agreement, as amended.

5.	Section 7.2 shall be amended and restated in its entirety as follows:

(a)The price payable by Distributor for the Products (the “Price”) shall be no more than the price paid by Distributor for such Products in the 12 month period immediately preceding the Effective Date. Any change to the Price shall be effective only if mutually agreed between the parties, each acting in good faith, no less than 6 months in advance. Without limiting the forgoing, Supplier shall pay Distributor the following commissions: (i) a 5% commission on the sales price for all sales outside the Territory to Claire’s for shipment into the Territory payable quarterly within 30 days after the end of each calendar quarter in which such commissions were incurred and (ii) a 10% commission on the sales price for private label sales to Walgreens in the Territory through September 30, 2017 payable quarterly within 30 days after the end of each calendar quarter in which such commissions were incurred quarter. Notwithstanding any provision herein to the contrary, all prices and payments for the Products shall be in US dollars.

(b)Unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below: (1) until such time as Supplier ceases its delivery operations in Edinburgh, Texas (the “Edinburgh Termination”), Supplier may invoice Distributor for Products ordered upon collection of such Products by Distributor or its authorized agent from Supplier’s collection point in Edinburgh, Texas or McAllen, Texas, as the case may be, and Distributor shall pay Supplier’s undisputed invoices within 60 days of the date of invoice; and (2) following the Edinburgh Termination, Supplier may invoice Distributor for Products ordered upon: (i) collection of such Products by Distributor or its authorized agent from Supplier’s collection point in McAllen, Texas and Distributor shall pay Supplier’s undisputed invoices within 60 days of the date of invoice or (ii) delivery of the Products to the carrier at the port of export in the United Kingdom, and Distributor shall pay Supplier’s undisputed invoices within 90 days of the date of invoice.

6.	Section 7.3 shall be amended and restated in its entirety as follows:

Orders for Products placed by Distributor shall be deemed accepted by Supplier if Supplier does not provide written notice of rejection within 7 days of receipt of such order. Unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below, orders for Products accepted by Supplier shall be available for collection by Distributor or its authorized agent, if prior to the Edinburgh Termination, at Supplier’s collection point in Edinburgh, Texas or McAllen, Texas, as the case may be, and if after the Edinburgh Termination, at Supplier’s collection point in McAllen, Texas or Distributor’s address (as specified by Distributor to Supplier from time to time), as the case may be, in either case in a manner that allows Distributor to receive the Products by the due date set forth in the applicable purchase order. For the avoidance of doubt, unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below, Supplier shall be responsible for all shipping costs for Products ordered hereunder from point of origin to the point of collection (if prior to the Edinburgh Termination, at Edinburgh, Texas or McAllen, Texas, and if after the Edinburgh Termination, at Supplier’s collection point in McAllen, Texas or Distributor’s address (as specified by Distributor to Supplier from time to time)), and all customs duties, insurance and other costs associated therewith. Following the Edinburgh Termination, Distributor shall pay Supplier a freight allowance of $1,700 for every 5,400 cases of Product delivered to and accepted by Distributor that are shipped by Supplier directly from the United Kingdom to Distributor’s address (as specified by Distributor to Supplier from time to time).

7.	Section 7.4 shall be amended and restated in its entirety as follows:

Notwithstanding the provisions set forth in Section 7.3 above, the parties may from time to time agree in writing to special orders to be shipped from the United Kingdom other than in the ordinary course of business directly to Distributor’s address (as specified by Distributor to Supplier from time to time), and in such case the Price provided in such special order agreement may be exclusive of, and Distributor may be responsible for, all costs of shipping from Supplier’s premises in the United Kingdom to Distributor’s specified address and all customs duties, insurance and other costs associated therewith. Orders for Products placed by Distributor pursuant to this Section 7.4 shall be delivered to the carrier at the port of export to enable Distributor to receive the Products by the due date set forth in the applicable purchase order. Unless the special order agreement provides otherwise, Supplier may invoice Distributor for Products ordered pursuant to this Section 7.4 upon delivery of the Products to the carrier at the port of export, and Distributor shall pay Supplier’s undisputed invoices within 90 days of the date of invoice.

8.	The number “4.5” in the last sentence of Section 12.2 shall be deleted and replaced with the number “5.5.”

9.	Section 14.2(ii) shall be deleted and replaced with “(ii) the Supplier shall be sent to terry.stephens@montagnejeunesse.com.”

10.

Effect of this Amendment. In the event of any conflict between the terms set forth in this Amendment and the terms of the Agreement, the terms set forth in this Amendment shall supersede and control. In all other respects, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used in this Amendment shall have the meaning ascribed to them in the Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, Supplier and Distributor have executed this Amendment as of the Effective Date.

MONTAGNE JEUNESSE INTERNATIONAL LIMITED		NEOTERIC COSMETICS, INC.

By:	/s/ Keith Rockhill	By:	/s/ Mark Goldstein

Name:	Keith Rockhill	Name:	Mark Goldstein

Title:	Sales Director	Title:	President and CEO